Exhibit 99.2

We have not yet finalized our financial statement close process for the quarter ended March 31, 2012. In connection with the finalization process, we may identify items that would require us to make adjustments to our preliminary operating results set forth below. As a result, our financial results could be different from those set forth below and those differences could be material. Our consolidated financial statements for the three months ended March 31, 2012 will not be available until after this offering is completed, and consequently, will not be available to you prior to investing in this offering.
The preliminary financial data included in this offering memorandum has been prepared by and is the responsibility of our management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly,
PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
Based on our preliminary operating results, we currently expect to report consolidated revenues and Adjusted EBITDA between $360 and $365 million and between $30 and $32 million, respectively, for the three months ended March 31, 2012. An increase in the revenues of between 4.9% and 6.4%, as compared to the three months ended March 31, 2011, was primarily driven by growth from existing clients in the Americas and less attrition globally, which we believe is a result of our increased focus on account management. A decrease in Adjusted EBITDA of between 3.7% and 9.7%, as compared to the three months ended March 31, 2011, was primarily driven by a combination of infrastructure investments initiated during 2011 in capacity and sales and account management, foreign exchange losses related to the weakening of the United States Dollar against the Philippine Peso, and softening of gross margin driven by short-term performance issues in Latin America, which are actively being addressed.
The table below sets forth a reconciliation from the midpoint of the range of our expected operating income to the midpoint of the range of our expected Adjusted EBITDA for the three months ended March 31, 2012. Operating income is the most directly comparable financial measure presented in accordance with GAAP that we are able to estimate at this time. For a discussion of Adjusted EBITDA, see Note (2) to the tables included in "—Our Summary Historical Financial Data." For each financial measure in the table below, the value presented reflects the midpoint of the expected range of results, based on our preliminary operating results for the three months ended March 31, 2012. Our final operating results may differ materially from the amounts reflected in the table below.

(in millions)	Three Months Ended March 31, 2012
Operating income	$17.8
Depreciation and amortization of property and equipment	8.0
Amortization of intangible assets	2.2
EBITDA	$28.0
Non-cash stock compensation expense	0.1
Restructuring and exit charges	1.9
Loss on foreign currency transactions	0.7
Non-cash gain on agreements with respect to hedging obligations	(0.7)
Loss on disposal of capital assets	1.1
Impairment of goodwill and tradename	—
Other	(0.1)
Adjusted EBITDA	$31.0